UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 29, 2008 (July 23, 2008)
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-32859	11-3626383
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets
     Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On July 23, 2008, Franklin Bank Corp. (“Franklin”) received a letter from the NASDAQ Stock Market (“Nasdaq”) indicating that, for the prior 30 consecutive business days, Franklin’s common stock had not maintained the minimum bid price of $1.00 per share required for continued listing, as set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). This notification will not impact the listing of Franklin’s common stock at this time. Franklin’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “FBTX.”
     In accordance with Nasdaq Marketplace Rule 4450(e)(2), Franklin has 180 calendar days from the date of the Nasdaq letter, or until January 20, 2009, to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of Franklin’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. Nasdaq may, in its discretion, require Franklin to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that Franklin has demonstrated an ability to maintain long-term compliance. If Franklin does not regain compliance, the Nasdaq staff will notify Franklin of the staff’s determination to delist Franklin’s common stock, which decision may be appealed to a Nasdaq Listings Qualification Panel.
     Alternatively, Franklin may apply to transfer its common stock to The NASDAQ Capital Market if Franklin satisfies all of the requirements, other than the minimum bid price requirement of Marketplace Rule 4310(c)(4), for initial inclusion on this market. If Franklin elects to apply for this type of transfer and if Franklin’s application is approved, it will have available to it the remainder of a second 180 calendar day period to regain compliance with the Minimum Bid Price Rule while listed on The NASDAQ Capital Market.
     Franklin has previously disclosed receipt from Nasdaq of notifications of noncompliance with Nasdaq Marketplace Rule 4310(c)(14) (the “Reporting Rule”) regarding Franklin’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2008. As previously disclosed, Nasdaq has granted Franklin until September 15, 2008 to make these delayed filings. The July 23, 2008 letter from Nasdaq has no effect on Franklin’s compliance with the Reporting Rule.
     Franklin issued a press release disclosing the foregoing on July 29, 2008, a copy of which is attached hereto as Exhibit 99.1.

Section 8 – Other Events
     Item 8.01 Other Events.
     On May 9, 2008, Franklin disclosed receipt of a notice of default from The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), under the indentures related to Franklin’s 4% Contingent Convertible Senior Notes Due 2027 (the “Notes”). The Notes are governed by the First Supplemental Indenture dated as of April 18, 2007 by and between Franklin and the Trustee (the “Supplemental Indenture”), supplementing that certain Indenture by and between the Company and the Trustee dated as of April 9, 2007.
     The Supplemental Indenture provides that Franklin, in its sole discretion, may elect to delay the declaration that the principal of and accrued and unpaid interest on all the Notes is immediately due and payable by accruing additional interest on the Notes equal to an annual rate of 0.50% (the “Special Interest”) until November 27, 2008. On July 25, 2008, Franklin delivered notice of its election to pay the Special Interest (the “Notice”) to the Trustee, and on July 28, 2008 the Trustee, on behalf of Franklin, delivered the Notice to the holders of record of the Notes.
Section 9 – Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.
99.1	Press Release of Franklin Bank Corp., dated July 29, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.

Dated: July 29, 2008

	By:	/s/ Lewis S. Ranieri

Lewis S. Ranieri Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Franklin Bank Corp., dated July 29, 2008